Exhibit (n)(5)
Report of Independent Registered Public Accounting Firm

The shareholders and Board of Trustees of TPG Twin Brook Capital Income Fund

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated statement of assets and liabilities of TPG Twin Brook Capital Income Fund and its subsidiaries (the “Company"), including the consolidated schedule of investments, as of December 31, 2024, the related consolidated statements of operations, changes in net assets, cash flows, and financial highlights for the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”), and in our report dated March 17, 2025, we expressed an unqualified opinion thereon. In our opinion, the information set forth in the senior securities table of the Company for the year ended December 31, 2024, appearing under the caption “Senior Securities” in this Form N-2, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived. The financial information set forth in the senior securities table for the year ended December 31, 2023 and 2022, was derived from consolidated financial statements audited by other auditors, and we do not express an opinion on that financial information.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 17, 2025